Exhibit 10.1
SPS COMMERCE, INC.
2010 EQUITY INCENTIVE PLAN

Performance Stock Unit Agreement

SPS Commerce, Inc. (the “Company”), pursuant to its 2010 Equity Incentive Plan, as amended (the “Plan”), hereby grants to you, the Participant named below, an award of Performance Stock Units (the “PSUs”). The terms and conditions of this Performance Stock Unit Award (this “Award”) are set forth in this Performance Stock Unit Agreement (the “Agreement”), consisting of this cover page, the Award Terms and Conditions on the following pages and the attached Exhibit A, and in the Plan document, a copy of which has been provided to you. To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant:
Target Number of PSUs:
Maximum Number of PSUs:
Grant Date:
Performance Period:	January 1, 20__ – December 31, 20__
Scheduled Vesting Date:
The number of PSUs determined in accordance with Exhibit A to have been earned as of the end of the Performance Period will vest* on the date the Company’s Compensation Committee certifies such performance results, which shall be no later than March 15 of the calendar year immediately following the calendar year during which the Performance Period ended.

Performance Goals:	See Exhibit A
* Assumes your Service has been continuous from the Grant Date to the Vesting Date.

By accepting this Award through the company’s [broker] online grant acceptance, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award.

Exhibit 10.1

SPS Commerce, Inc.
2010 Equity Incentive Plan, as amended
Performance Stock Unit Agreement

Award Terms and Conditions

1. Award of Performance Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of an award of Performance Stock Units in an amount initially equal to the Target Number of PSUs specified [on the cover page of this Agreement][in your [broker] online account]. The number of PSUs that may actually be earned and become eligible to vest pursuant to this Award can be between 0% and 200% of the Target Number of PSUs, but may not under any circumstances exceed the Maximum Number of PSUs specified [on the cover page of this Agreement][in your broker online account]. Each PSU that is earned as a result of the performance goals specified in Exhibit A to this Agreement having been satisfied and which thereafter vests represents the right to receive one Share of the Company’s common stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the PSUs granted to you will be credited to an account in your name maintained by the Company. This account will be unfunded and maintained for book-keeping purposes only, with the PSUs simply representing an unfunded and unsecured contingent obligation of the Company.

2. Restrictions Applicable to PSUs. Neither this Award nor the PSUs subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan. Following any such transfer, the PSUs shall continue to be subject to the same terms and conditions that were applicable to the PSUs immediately prior to their transfer. Any attempted transfer in violation of this Section 2 shall be void and ineffective. The PSUs and your right to receive Shares in settlement of any PSUs under this Agreement shall be subject to forfeiture except to the extent the PSUs have been earned and thereafter vest as provided in Section 4.

3. No Shareholder Rights. The PSUs subject to this Award do not entitle you to any rights of a shareholder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with any PSUs granted or earned pursuant to this Agreement unless and until Shares are issued to you in settlement of earned and vested PSUs as provided in Section 6.

4. Vesting and Forfeiture of PSUs. The PSUs shall vest at the earliest of the following times and to the degree specified. For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Date specified on the cover page of this Agreement, on which PSUs subject to this Agreement vest as provided in this Section 4.

(a)Scheduled Vesting. The number of PSUs that have been earned during the Performance Period, as determined by the Committee in accordance with Exhibit A, will vest on the Scheduled Vesting Date, so long as your Service has been continuous from the Grant Date to the Scheduled Vesting Date. For these purposes, the “Scheduled Vesting Date” means the date following the end of the Performance Period set forth on the cover page to this Agreement that the Committee certifies (i) the degree to which the performance goal for the Performance Period has been satisfied, and (ii) the number of PSUs that have been earned during the Performance Period as determined in accordance Exhibit A, which certification shall occur no later than March 15 of the calendar year immediately following the calendar year during which the Performance Period ended.

Exhibit 10.1
(b)Change in Control. If a Change in Control occurs after the Grant Date but before the Scheduled Vesting Date and your Service continues to the date of the Change in Control, the following provisions shall apply:
i.If and to the extent this Award is continued, assumed or replaced in connection with a Change in Control, then the Performance Period will be truncated and will end as of the last day of the Company’s most recently completed fiscal quarter prior to the date of the Change in Control, and (A) a number of PSUs that is equal to the greater of (1) the number of PSUs that are determined to have been earned based on actual performance against the performance goal specified in Exhibit A over the truncated Performance Period and (2) the Target Number of PSUs, shall be deemed to be achieved as of the date of the Change in Control (the greater of which will be the “Deemed Achieved PSUs”), and (B) this Award (or a replacement award) shall continue with respect to the Deemed Achieved PSUs and the Deemed Achieved PSUs under this Award or the replacement Award, as the case may be, shall be subject to a continuing Service requirement (except as set forth in the remainder of this Section 4(b) or as set forth in Section 4(c)) until the last day of the original Performance Period (not truncated), which shall become the Vesting Date for the Deemed Achieved PSUs; provided, however, that if within one year after the Change in Control you experience an involuntary termination of Service for reasons other than Cause or a resignation for Good Reason (as defined in Section 4(b)(1)(iv)), then all unvested Deemed Achieved PSUs shall immediately become vested in full.
ii.If this Award is not continued, assumed or replaced in connection with a Change in Control, then the number of Deemed Achieved PSUs shall immediately vest in full upon the occurrence of the Change in Control.
iii.For purposes of this Section 4(b), this Award will be considered assumed or replaced under the circumstances specified in Section 12(b)(1) of the Plan.
iv.For purposes of this Agreement, “Good Reason” means the existence of one or more of the following conditions without your consent, so long as you provided written notice to the Company of the existence of the condition not later than 90 days after the existence of the condition, the condition has not been fully remedied by the Company within 30 days after its receipt of such notice, and your employment termination occurs within 180 days of the expiration of the Company’s 30-day remedy period: (A) any material diminution in your duties, responsibilities, or authority; (B) any material diminution in the authority, duties, or responsibilities of your supervisor, including a requirement that you report to any supervisor below the C-Suite level; (C) a material reduction in any component of your compensation (base salary, cash bonus opportunity or equity award) or your total compensation opportunity; (D) a geographical relocation of your principal work location by more than 30 miles; or (E) any action by the Company that constitutes a material breach by the Company of any contractual agreement with you; provided that if “Good Reason” is defined in another agreement between you and the Company, that definition shall apply if it is more favorable to you than the definition provided under this subsection.
v.Vesting of the PSUs may be accelerated during the term of the Award under the circumstances described in Section 12(c) of the Plan, or at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan, and if accelerated, the number of PSUs accelerated shall be equal to the number of Deemed Achieved PSUs; provided that if the acceleration event is not in connection with a Change in Control, the

Exhibit 10.1
performance period shall be truncated to end as of the last day of the Company’s most recently completed fiscal quarter prior to the acceleration event.
(c) Retirement.
i. If your employment terminates prior to the Scheduled Vesting Date due to Retirement, the requirement for continuous Service set forth in Section 4(a) shall be deemed satisfied through the Scheduled Vesting Date. You will be entitled to have vest, on the Scheduled Vesting Date, the number of PSUs that are determined to have been earned based on actual performance against the performance goal specified in Exhibit A over the Performance Period. Notwithstanding the timing of settlement of vested PSUs set forth in the first sentence of Section 5, if your PSUs vest pursuant to this subsection (i), the Company shall cause to be issued to you (or your beneficiary or personal representative) one Share in payment and settlement of each vested PSU no later than 75 days after the last day of the Performance Period.
ii.In the event that a Change in Control occurs after the date of your Retirement but before the Scheduled Vesting Date, then the number of Deemed Achieved PSUs shall immediately vest in full upon the occurrence of the Change in Control.
iii.The treatment of PSUs under this Section 4(c) upon your Retirement will be conditioned on (A) your timely execution (and non-rescission) of a Release, and (B) your continued compliance with your obligations under the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement, if you breach any provision of the Confidentiality Agreement, whether before or after your Retirement, then (A) you shall immediately forfeit all outstanding PSUs and any right to receive shares thereunder, and (B) with respect to Shares that have been issued pursuant to this Award, you shall either (A) return such Shares to the Company or (B) pay to the Company in cash an amount equal to the fair market value of the shares as of the date that the receipt of such shares became taxable to you.
iv.Definitions.
1.“Confidentiality Agreement” means the At Will/ Confidentiality Agreement Regarding Certain Terms and Conditions of Employment.
2.“Release” means a standard release of claims in the form provided by the Company at the time of Retirement, which must be executed and become irrevocable within forty-five (45) days following the date of Retirement. If you do not timely execute and deliver the Release to the Company, or if you subsequently revoke the Release, then you will automatically forfeit all PSUs covered by this Award which otherwise would have vested pursuant to this Section 4(c) effective as of the date of Retirement.
3.“Retirement” has the meaning set forth in any other employment or severance agreement between you and the Company, and if there is no such agreement or definition, shall mean your voluntary termination of Service if all of the following requirements are met at the time of such termination: (A) you are at least fifty-eight (58) years old and have completed ten (10) years of continuous Service with the Company or you are at least sixty-five (65) years old (without regard to years of Service); (B) you have provided the Company not less than six (6) months prior written notice of your intent to retire; (C) you continue to

Exhibit 10.1
perform full-time Service for the Company (I) materially consistent with your full-time responsibilities and services, performed prior to the date on which you provided written notice of your Retirement, or (II) such other substantive services as agreed upon between you and the Company, in either case through the date of your termination of Service; (D) the date of your termination of Service occurs on the retirement date that you have previously identified (and such termination date is no less than six (6) months after the date on which you provided written notice of Retirement); provided, however, the Company may in its sole discretion designate a termination of Service date that is after the date on which you provide written notice of your intent to retire to the Company and prior to the retirement date identified by you; and (E) the Company does not provide you with written notice on or before the anticipated Retirement date that the Company intends or has grounds to terminate your continuous Service for Cause; provided that if “Retirement” is defined in another employment or severance agreement between you and the Company, the definition which is more favorable to you shall apply.
(d)Forfeiture of Unvested PSUs. Any PSUs that do not vest on the applicable Vesting Date as provided herein shall immediately be forfeited.
5. Settlement of PSUs. As soon as practicable after the Vesting Date, but no later than 75 days thereafter, the Company shall cause to be issued to you (or your beneficiary or personal representative) one Share in payment and settlement of each vested PSU. Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 6 and compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws, and shall be in complete satisfaction and settlement of such vested PSUs. 6.
6. Tax Consequences and Withholding. As a condition precedent to the delivery of Shares in settlement of the PSUs, you are required to pay to the Company, in accordance with Section 14 of the Plan, the amount of any required domestic or foreign tax withholding obligations, including any social security or social insurance obligations (“Tax Withholding Obligations”). You hereby authorize the Company to withhold from payroll or other amounts payable to you any sums required to satisfy such Tax Withholding Obligations. Prior to the Vesting Date, you must make arrangements acceptable to the Company for payment of any Tax Withholding Obligations, which may include (i) delivering Shares you already own or having the Company retain a portion of the Shares that would otherwise be delivered to you, in either case with an aggregate Fair Market Value equal to the required amount of the Tax Withholding Obligations, or (ii) establishing a “10b5-1 Plan” pursuant to which a brokerage firm acceptable to the Company is authorized to sell on your behalf in the open market at the then prevailing market price(s) as soon as practicable on or after the Vesting Date the minimum whole number of Shares from the Shares issuable to you in settlement of the vested PSUs as is determined to be sufficient to generate cash proceeds adequate to satisfy such Tax Withholding Obligations. 7.
7. Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement. Nothing in this Agreement is intended to, or does, constitute a contract of employment between you and the Company or any Affiliate.
8. Governing Documents. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and

Exhibit 10.1
promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern; provided that in the event that there is another agreement between you and the Company that includes provisions relating to the treatment of PSUs held by you in connection with a termination of employment or Change in Control which is in effect upon a termination of employment or Change in Control, as applicable, then as between this Agreement and such other agreement, whichever one provides for vesting of a higher number or value of PSUs shall control.
9. Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).
10. Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.
11. Severability. If any term or provision in this Agreement shall be held to any extent to be unlawful, void or unenforceable under any enactment or rule of law, that term or provision shall, to that extent, be deemed not to be part of this Agreement and the validity and enforceability of the remainder of this Agreement shall not be affected.
12. Section 409A of the Code. The award of PSUs as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to comply with Section 409A of the Code, or be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).
13. Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with the Company’s current compensation recovery policy and any amended or subsequently adopted compensation recovery policy adopted by the Board or any committee thereof, including but not limited to in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed. This Agreement will be automatically unilaterally amended to comply with any such compensation recovery policy.
By accepting the award through [broker] online acceptance, you agree to all the terms and conditions described above and in the Plan document.